UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 31, 2022

RREEF Property Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-55598		45-4478978
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

875 Third Avenue, 26th Floor	New York,	NY	10022
(Address of Principal Executive Offices)			(Zip Code)
(212) 454-4500
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On October 27, 2022, M. Peter Steil, Jr. notified the board of directors (the “Board”) of RREEF Property Trust, Inc. (the “Company”) of his resignation as a member of the Board, effective November 9, 2022 (the “Resignation Date”). Mr. Steil’s resignation was not due to any disagreement with the Company, its advisor or any of their affiliates.

Election of Director

On October 29, 2022, the Board increased the number of directors from five to six, effective immediately, until the Resignation Date, when the number of directors will automatically decrease to five.

On October 29, 2022, the Board elected Gregg A. Gonsalves to fill the vacancy on the Board, effective immediately. The Board also determined that Mr. Gonsalves shall serve as an independent director of the Company and appointed him to the Board’s audit committee. Mr. Gonsalves will serve as a director until the Company’s next annual meeting of stockholders and until his successor is elected and duly qualified. The election of Mr. Gonsalves to the Board was not made pursuant to any arrangement or understanding between him and any other person.

Gregg A. Gonsalves, 54, is an Advisory Partner at Integrated Capital LLC, a hotel-focused, private real estate advisory and investment firm. Prior to joining Integrated Capital LLC in 2013, he was employed by Goldman Sachs & Co., or Goldman Sachs, from 1993 to 2013, where he advanced to Partner and Managing Director and was ultimately responsible for Goldman Sachs’ real estate mergers and acquisition business, where he completed over fifty transactions totaling approximately $100 billion. During his 20 year career at Goldman Sachs, Mr. Gonsalves also served as Vice President of the Investment Banking Division and oversaw the Aerospace and Defense Sector. From 1989 to 1991, he was employed by Mobil Oil Corporation where he worked as a sales engineer in the Marketing and Refining division. Mr. Gonsalves serves on the board of directors of several other companies. He serves on the board of Cowen Inc., a publicly traded investment bank (NASD: COWN), and serves on its Audit and Nominating and Corporate Governance Committees. Since 2020, he has served as a director of RREEF America REIT II, a private REIT sponsored by the Company’s sponsor. Until its sale in 2022, Mr. Gonsalves served as Chairman of the Board of Cedar Realty Trust, a publicly traded REIT that owned retail real estate and served on its Audit, Nominating, Corporate Governance, and Compensation Committees. He is currently Chairman of the Board of the Jackie Robinson Foundation. Mr. Gonsalves holds a B.Sc. in Mechanical Engineering from Columbia University and an M.B.A. from Harvard Business School.

Agreements with Directors

In connection with Mr. Gonsalves’ election to the Board, the Company entered into an indemnification agreement (the “Indemnification Agreement”) with Mr. Gonsalves (the “Indemnitee”). The Company previously entered into substantially identical indemnification agreements with its other directors and officers. The Indemnification Agreement provides that, subject to certain limitations set forth therein, the Company will indemnify the Indemnitee to the fullest extent permitted by Maryland law and the Company’s charter, for amounts incurred as a result of the Indemnitee’s service in his role as a director of the Company or in other roles as the Company may require from time to time. The Indemnification Agreement further provides that, subject to the limitations set forth therein, the Company will advance all reasonable expenses to the Indemnitee in connection with proceedings covered by the Indemnification Agreement.

Subject to certain limitations set forth therein, the Indemnification Agreement places limitations on the indemnification of the Indemnitee to the extent the Indemnitee is found to have acted in bad faith or with active and deliberate dishonesty and such actions were material to the matter that caused the loss to the Company. The Indemnification Agreement also provides that, except for a proceeding brought by the Indemnitee and certain proceedings involving separate defenses, counterclaims or other conflicts of interest, the Company has the right to defend the Indemnitee in any proceeding which may give rise to indemnification under the Indemnification Agreement.

The description of the Indemnification Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the full terms of the Indemnification Agreement. The Company has filed a Form of Indemnification Agreement with Pre-Effective Amendment No. 2 to its initial Registration Statement on Form S-11, Commission File No. 333-180356, filed September 21, 2012.

Item 8.01 Other Events

On October 28, 2022, the Company declared distributions for each of the Company's classes of common stock. The net distribution per share of each class of the Company's common stock will be payable according to the table below on October 31, 2022 to stockholders of record as of October 28, 2022.

	Gross Distribution per Share	Less: Dealer Manager and Distribution Fees per Share	Net Distribution per Share
Class A	$0.07498	$(0.01489)	$0.06009
Class I	$0.07498	$(0.00770)	$0.06728
Class D	$0.07498	$—	$0.07498
Class M-I	$0.07498	$—	$0.07498
Class N	$0.07498	$—	$0.07498
Class T	$0.07498	$(0.01454)	$0.06044
Class T2	$0.07498	$(0.01191)	$0.06307
Class Z	$0.07498	$—	$0.07498

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Eric Russell
Name:	Eric Russell
Title:	Chief Financial Officer
        Date: October 31, 2022